Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

ALERISLIFE INC.

(Name of Subject Company (Issuer))

ABP ACQUISITION 2 LLC

a wholly owned subsidiary of

ABP ACQUISITION LLC

(Names of Filing Persons (Offeror))
Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$41,225,242(1)	0.00011020	$4,543.02(2)
Fees Previously Paid	—
Total Transaction Valuation	$41,225,242(1)
Total Fees Due for Filing			$4,543.02
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$4,543.02

(1) Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the difference between 33,442,433, the number of shares of common stock of AlerisLife Inc., par value $0.01 per share (“Shares”), outstanding as of February 16, 2023, and 1,972,783, the number of Shares owned by ABP Acquisition LLC or by any person that owns, directly or indirectly, all of the outstanding equity interests of Purchaser, multiplied by $1.31. The calculation of the filing fee is based on information provided by AlerisLife Inc. as of February 16, 2023.

(2) The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2023, by multiplying the transaction value by 0.00011020.